Exhibit 99.1

HOLLY CORPORATION TO LIST ON NEW YORK STOCK EXCHANGE

DALLAS, TX, March 31, 2004 — Holly Corporation (AMEX: HOC) today announced that it has applied to list its stock on the New York Stock Exchange (“NYSE”). Holly is currently listed on the American Stock Exchange (“AMEX”). The Company anticipates that trading on the NYSE will begin on April 26, 2004 under the trading symbol “HOC”. Holly’s Common Stock will continue to trade on the American Stock Exchange until that date.

“We are pleased to be joining the New York Stock Exchange, the world’s largest equities market, and we consider this a significant milestone for our Company and its stockholders,” said Lamar Norsworthy, Chairman of the Board and Chief Executive Officer of Holly Corporation. “Listing Holly’s common stock on this exchange is an important step in our long-term plan to build value for our stockholders. Our listing on the NYSE will allow us greater exposure to the investment community, while also ensuring a more liquid trading environment for our stockholders.”

Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 bpd refinery located in Artesia, New Mexico, a 25,000 bpd refinery in Woods Cross, Utah, and a 7,500 bpd refinery in Great Falls, Montana. Holly also owns, leases and/or operates approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President—Treasury & Investor Relations
Holly Corporation
(214) 871-3555